Exhibit 99(a)(1)

                         OFFER TO PURCHASE FOR CASH
                   UP TO 18,799 LIMITED PARTNERSHIP UNITS
                                     OF
                          ML MEDIA PARTNERS, L.P.
                                     AT
                               $575 PER UNIT
                                     BY
                       MLMP ACQUISITION PARTNERS, LLC


          THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON DECEMBER 5, 2003, UNLESS THE OFFER IS EXTENDED.

MLMP Acquisition Partners, LLC, a Delaware limited liability company (the "Purchaser"), hereby seeks to acquire units of limited partnership interests, including any rights attributable to claims, damages, recoveries and causes of action accruing to the ownership of such units of limited partnership ("Units"), in ML Media Partners, L.P., a Delaware limited partnership (the "Partnership"). The Purchaser is controlled by its managing member, Madison Investment Partners 26, LLC, a Delaware limited liability company ("MIP26"). The Purchaser is owned by MIP26 and several passive investors. MIP26 is wholly owned by Madison Capital Group, LLC, a Delaware limited liability company ("Madison"). Madison is wholly owned by The Harmony Group II, LLC, a Delaware limited liability company ("Harmony"), which is wholly owned by entities controlled by Bryan E. Gordon. Madison is a privately-held investment management firm. Bryan E. Gordon is the principal of Madison. MIP26, Madison, Harmony and Bryan E. Gordon are co-bidders with the Purchaser in the Offer (collectively, the "Co-Bidders"). Neither the Purchaser nor any Co-Bidder is affiliated with the Partnership or its general partner, Media Management Partners (the "General Partner"). Additionally, neither Merrill Lynch & Co., Inc, the General Partner, ML Leasing Management, Inc. or the Partnership nor their respective affiliates or subsidiaries are parties to this offer. For information concerning the Purchaser and its principal, please refer to
Section 11 - "Certain Information Concerning the Purchaser" below and
Schedule I attached hereto.

The Purchaser hereby offers to purchase up to 18,799 of the issued and outstanding Units at a purchase price of $575 per Unit, in cash, reduced by any cash distributions made or declared on or after October 30, 2003 (the "Offer Date") (to the extent the Purchaser does not receive such distributions with respect to any Units accepted for payment) (the purchase price reduced by the amount of such distributions being the "Net Purchase Price"), with interest at the rate of 3% per annum on the Net Purchase Price from the Expiration Date (defined below) to the date of payment (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Assignment and Transfer and accompanying documents, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Purchaser will pay the $50.00 transfer fee charged by the Partnership for each transferring Unitholder. The Offer will expire at 5:00 p.m., New York Time, on December 5, 2003 or such other date to which this Offer may be extended (the "Expiration Date").

The Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, slightly less than 10% of the Units issued and outstanding as of the Offer Date. The Purchaser does not currently beneficially own any Units. As of October 20, 2003, the Purchaser's affiliates beneficially owned an aggregate of 12,123 Units, or approximately 6.45% of the aggregate number of outstanding Units. Prior to and subsequent to such date, the Purchaser's affiliates negotiated purchases of additional Units. As of the date hereof, the Purchaser has not determined the aggregate number of additional Units purchased pursuant to such negotiations. The Purchaser intends to file an amendment to its Tender Offer Statement on Schedule TO to reflect these additional purchases as promptly as practicable after it determines such aggregate number.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF, AS OF THE EXPIRATION DATE, MORE THAN 18,799 UNITS ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, THE PURCHASER WILL ONLY ACCEPT FOR PURCHASE ON A PRO RATA BASIS 18,799 UNITS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. SEE SECTION 13 - "CONDITIONS OF THE OFFER." A HOLDER OF UNITS (A "UNITHOLDER") MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER, SUBJECT TO, AMONG OTHER THINGS, THE PROVISIONS OF SECTIONS 7.1,
7.2 AND 7.3 OF THE PARTNERSHIP'S LIMITED PARTNERSHIP AGREEMENT.

The Purchaser believes, although it cannot guarantee, that the Offer may be an attractive one for many Unitholders, based on (i) the Offer Price being greater than current and recent historical secondary market prices as well as the price offered by Smithtown Bay, LLC in the tender offer it commenced on October 16, 2003, (ii) the Partnership's historical operations and distribution performance, (iii) the nature of the Partnership's assets,
(iv) the uncertainty resulting from the Venture Litigation (as defined below), (v) the financial and record-keeping benefits that will accrue to a Unitholder whose interest is purchased and (vi) the fact that a Unitholder who tenders Units will receive a cash payment in exchange for such Units and will receive such payment at an earlier date than if a Unitholder were to wait to receive the proceeds (if any) from the liquidation of the Partnership.

RISKS AND FACTORS TO CONSIDER BEFORE TENDERING

Before tendering, Unitholders are urged to consider the following risks and other factors:

o Unitholders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of those of their Units that are purchased by the Purchaser, including potential future distributions by the Partnership. The Offer Price per Unit payable to a tendering Unitholder by the Purchaser may be less than the total amount which might otherwise be received by the Unitholder with respect to the Units over the remaining term of the Partnership.

o The General Partner has not disseminated a current net asset value for the Units. However, the General Partner disclosed in a letter to Unitholders, dated September 5, 2003, that the estimated net asset value per Unit equaled $1,112.00 in December 2001 (after taking into account its January 2002 distribution of $263 per Unit). Nonetheless, the General Partner stated in such letter that the "December 2001 estimated NAV did not reflect expenses that subsequently have been or will be incurred in connection with the bankruptcy proceedings involving Adelphia, Century or the [Venture] or the costs of litigation to enforce the Partnership's rights under the Leveraged Recapitalization Agreement. These costs, together with the costs of maintaining the Partnership during the extended pendency of these actions, will reduce the NAV. In addition, the NAV may be further impacted based upon the developments in the bankruptcy and related litigations." In any event, the Purchaser does not believe that net asset value necessarily reflects the fair market value of a Unit, which may be higher or lower than net asset value, depending on several factors. Estimates of net asset value are generally based upon a hypothetical sale of all of a partnership's assets, as of a hypothetical date, and the distribution to the limited and general partners of the gross proceeds of such sale, net of related indebtedness. They generally do not take into account (i) future changes in market conditions, (ii) timing considerations or (iii) unforeseeable costs associated with winding up a partnership.

o Although the Purchaser cannot predict with certainty the future value of the Partnership's assets on a per Unit basis, the Offer Price could differ significantly from the net proceeds that would be realized from a sale of the Partnership's assets or investments or that may be realized upon a future liquidation of the Partnership. As more fully described in "Introduction - Establishment of the Offer Price" below, the Purchaser established the Offer Price based primarily on its desire to establish the lowest price that might be acceptable to Unitholders consistent with its objectives, and to reflect its belief that a Unitholder would likely not currently realize the estimated net asset value of $1,112.00 per Unit calculated by the General Partner in December 2001. Because the Partnership has not distributed any financial information since September 2000 or provided an estimate of the Partnership's net asset value since December 2001, and because there are questions about the accuracy of the financial information the Partnership has provided with respect to the fiscal years ended December 31, 1999 and December 31, 2000, the Purchaser is unable to currently estimate the value of the Partnership or the Units.

o The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the Offer Price of $575 per Unit, the Purchaser is motivated to establish the lowest price that might be acceptable to Unitholders consistent with the Purchaser's objectives. Such objectives and motivations might conflict with the interests of the Unitholders in receiving the highest price for their Units.

o Upon the liquidation of the Partnership, the Purchaser will benefit to the extent, if any, that the amount per Unit it receives in the liquidation exceeds the Offer Price, if any. Therefore, Unitholders might receive more value if they hold their Units, rather than tender them, and receive proceeds from the liquidation of the Partnership. Alternatively, Unitholders might prefer to receive the Offer Price now rather than wait for uncertain future net liquidation proceeds. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any of its affiliates as to such fairness. When the assets of the Partnership are ultimately sold, the return to Unitholders could be higher or lower than the Offer Price. Other measures of value may be relevant to Unitholders and, accordingly, Unitholders are urged to consider carefully all the information contained herein and consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding to tender their Units.

o According to the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2003, the Partnership's sole remaining operating investment in media properties is its 50% interest in Century/ML Cable Venture (the "Venture"), a joint venture with Century Communications Corp. ("Century"), that owns two cable television systems in Puerto Rico. On December 13, 2001, the Partnership entered into a Leveraged Recapitalization Agreement pursuant to which the Venture agreed to redeem the Partnership's 50% interest in the Venture at a closing to be held on September 30, 2002, for a purchase price of $279.8 million. The Recapitalization Agreement provided that, if the Venture failed to redeem the Partnership's 50% interest in the Venture, Adelphia Communications Corporation, the parent corporation of Century ("Adelphia"), would be required to purchase the Partnership's interest at the same price and on the same terms that applied to the redemption in the Recapitalization Agreement. On June 12, 2002, the Partnership commenced an action against the Venture, Century and Adelphia, among others, seeking specific performance of the Recapitalization Agreement and compensatory and punitive damages for breach by the defendants, including without limitation payment of the full purchase price of $279.8 million for the Partnership's interest in the Venture (such action being referred to as the "Venture Litigation"). Proceedings relating to this action are currently ongoing, and are more fully described in Section 10 - "The Business of the Partnership." Unitholders who tender their Units will eliminate the uncertainty arising out of the Venture Litigation.

o The General Partner disclosed in a letter to Unitholders, dated September 5, 2003, that the Partnership does not expect to make any further distributions to limited partners until the resolution of the Venture Litigation and the disposition of the Partnership's interest in the Venture.

o After the Expiration Date, and unless otherwise prohibited, the Purchaser will vote the Units acquired in the Offer in its own interests. The Purchaser's interests may be different from or in conflict with the interests of other Unitholders.

o The Purchaser will, subject to the terms and conditions of the Offer, the Partnership's Limited Partnership Agreement and applicable law, receive a power-of-attorney from each Unitholder tendering Units accepted for payment that grants the Purchaser the right to exercise voting and other rights appurtenant to ownership of such Units prior to payment therefor. The Purchaser may not actually purchase Units accepted for payment if, for example, the Partnership does not effectuate the transfer of such Units to the Purchaser. Accordingly, a situation may arise whereby the Purchaser exercises voting rights with respect to Units that it does not, in the end, purchase from Unitholders.

o In the event a total of more than 18,799 Units are tendered, the Purchaser will accept only a portion of the Units tendered by a Unitholder on a pro rata basis, subject to the terms and conditions of the Offer.

o According to the Partnership's public filings, there is no public market for the Units and it is not anticipated that a public market for the Units will develop.

o    The transfer of Units is subject to the requirements of Sections 7.1,
     7.2 and 7.3 of the Partnership's Limited Partnership Agreement, which provide, among other things, that the Partnership need not recognize any transfer (i) if such transfer would cause the Partnership to be treated as an association taxable as a corporation for Federal income tax purposes or, when added to the total of all other sales or exchanges of interests within the preceding 12 months, would result in the Partnership being considered to have terminated within the meaning of Section 708 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) if such transfer would violate any state securities or "blue sky" laws applicable to the Partnership or to the interest being transferred or (iii) if such transfer would require prior governmental or regulatory consent. The Purchaser believes that none of the restrictions described in clauses (i), (ii) or (iii) above would be implicated by the consummation of the Offer and the purchase of Units tendered in the Offer. In addition, under the Partnership Agreement Units may not be transferred to a person who is not an "Eligible Citizen" (as defined in the Partnership Agreement). Units may also not be transferred to any person who, after giving effect to such transfer, would own 1% or more of the interests in the Partnership, unless the transfer is approved by the General Partner. The Partnership Agreement authorizes the General Partner to approve any transfer to any person who, after giving effect to such transfer, would own not more than 10% of the interests in the Partnership if the General Partner determines that any interests of such person in media properties would not be attributable to the Partnership (such restrictions constituting the "FCC Restrictions"). The Purchaser believes it is an "Eligible Citizen" (as defined in the Partnership Agreement) and that none of the Purchaser's interests in media properties are attributable to the Partnership. The Purchaser would not own more than 10% of the interests in the Partnership assuming the consummation of the Offer and the purchase of all of the Units sought in the Offer. Nonetheless, the Purchaser cannot guarantee that the General Partner will approve the transfer to the Purchaser of the Units accepted for payment by the Purchaser.

o According to a letter of the General Partner to the Unitholders, dated September 5, 2003, it has been the Partnership's practice to limit transfers of Units with any tax year to no more than 4.8% of the outstanding Units in order to stay within certain safe harbor tax provisions, so that the Partnership is not classified as a "publicly traded partnership." According to such letter, as of September 1, 2003, transfers of 3.57% of the outstanding Units have been effected for the Partnership's 2003 tax year. If transfers of Units reach the 4.8% annual limit in 2003, no further transfers may be recognized by the Partnership in 2003, except for certain transfers that may be designated as excluded transfers under the tax law. Under the terms of the Offer, the Purchaser will pay for Units that have been validly tendered and not withdrawn promptly following the Purchaser's receipt of, among other things, the Partnership's confirmation that the transfer to the Purchaser of Units accepted for payment has been effectuated and that the Purchaser will be deemed a "Substituted Limited Partner" with respect to such Units. The Purchaser is not affiliated with the Partnership and, accordingly, does not know with certainty if and/or when it will receive such confirmation. If the Purchaser does not receive such confirmation, it may not purchase Units that have been accepted for payment. However, the Purchaser reserves the right, in its sole discretion, to pay tendering Unitholders prior to the receipt of such confirmation (including upon Purchaser's confirmation, to its reasonable satisfaction, that it will have the right to receive all allocations and distributions attributable to such Units).

o Section 7.2 of the Partnership Agreement provides that no assignee of a limited partner's interest in the Partnership may be admitted to the Partnership as a limited partner and shown as a limited partner on the books and records of the Partnership (and thus deemed a "Substituted Limited Partner") until, among other things, the FCC Restrictions have been complied with and such assignee has delivered to the Partnership a "Transfer Application" (as defined in the Limited Partnership Agreement). The Partnership Agreement only requires the General Partner to amend the books and records of the Partnership to admit Substituted Limited Partners entitled to such admission as soon as practicable after the last business day of each calendar quarter. As noted above, under the terms of the Offer, the Purchaser will pay for Units that have been validly tendered and not withdrawn promptly following the Purchaser's receipt of, among other things, the Partnership's confirmation that the transfer to the Purchaser of Units accepted for payment has been effectuated and that the Purchaser will be deemed a "Substituted Limited Partner" with respect to such Units. If the Purchaser does not receive such confirmation, it may not purchase Units that have been accepted for payment. However, the Purchaser reserves the right, in its sole discretion, to pay tendering Unitholders prior to the receipt of such confirmation (including upon Purchaser's confirmation, to its reasonable satisfaction, that it will have the right to receive all allocations and distributions attributable to such Units). See Section 3 - "Acceptance for Payment and Payment for Units" and Section 13 - "Conditions of the Offer."

o The Purchaser is offering to pay interest on the Net Purchase Price at the rate of 3% per annum from the Expiration Date to the date the Offer is consummated and payment is made for the Units because the terms of the Partnership's Limited Partnership Agreement -- which only require the General Partner to amend the books and records of the Partnership to admit Substituted Limited Partners as soon as practicable after the last business day of each calendar quarter -- may delay payment for Units accepted for payment until after the last business day of the fourth calendar quarter of 2003 (approximately December 31, 2003). If the Offer is not consummated, or any Unit or Units are not accepted for payment and paid for, no interest shall be paid in respect of unpurchased Units. Notwithstanding the terms of the Partnership's Limited Partnership Agreement, the Purchaser believes the Partnership's practice is to provide confirmation of transfers prior to the end of each calendar quarter. The Purchaser will pay for Units accepted for payment as soon as possible after receipt of such confirmation. The Purchaser is not affiliated with the Partnership and, accordingly, does not know with certainty if and/or when it will receive such confirmation. If the Purchaser does not receive such confirmation, it may not purchase Units that have been accepted for payment. However, as noted above, the Purchaser reserves the right, in its sole discretion, to pay tendering Unitholders prior to the receipt of such confirmation (including upon Purchaser's confirmation, to its reasonable satisfaction, that it will have the right to receive all allocations and distributions attributable to Units accepted for payment).

o For the reasons set forth in Section 10 - "The Business of the Partnership," the Partnership has not been able to prepare financial statements for any period subsequent to September 29, 2000. Furthermore, the General Partner disclosed in a letter to Unitholders, dated September 5, 2003, that Deloitte & Touche LLP, the auditors for the Venture, retracted their audit of the Venture for the years ended December 31, 1999, December 31, 2000 and December 31, 2001. Accordingly, determining the financial condition of the Partnership and the value of the Partnership and its assets is more difficult than it would be for a publicly traded limited partnership whose financial statements are publicly available.

o The Purchaser and the Co-Bidders have not engaged a Depositary for the Offer. Tendered Units will be received by the Purchaser and submitted by an affiliate of the Purchaser to the transfer agent for the Partnership for transfer. The Purchaser will hold the funds necessary to pay Unitholders for purchased Units upon transfer of the Units to the Purchaser. The Purchaser and the Co-Bidders have chosen not to engage a Depositary because affiliates of the Purchaser have substantial experience in transferring limited partnership interests, as well as to minimize the costs of the Offer. The absence of a Depositary for the Offer means that there will be no independent third party holding funds of the Purchaser for payment of the Offer Price that can verify independently that such funds are indeed available for such payment, and that payment of the Offer Price may be delayed if the Purchaser were to suffer an event of bankruptcy or other material adverse event prior to such payment. The Purchaser does not believe that the absence of a Depositary will result in any delay in effectuating transfers.

o If the Offer is successful and the Purchaser acquires all of the Units sought in the Offer, the Purchaser will beneficially own slightly less than 10% of the aggregate number of outstanding Units and, to the best knowledge of the Purchaser, will become the largest holder of Units of the Partnership. The Purchaser and its affiliates, collectively, would beneficially own at least 16.45% of the aggregate number of outstanding Units. As the holder of 16.45% of the aggregate number of outstanding Units, the Purchaser and its affiliates will have more influence on the Partnership than they currently have, and will likely be able to have more influence than any other Unitholder not affiliated with the Partnership or the General Partner. Nonetheless, since the Partnership's Limited Partnership Agreement requires the consent of holders of at least a majority of the Units to approve certain important transactions (e.g., amendments to the Partnership Agreement, the dissolution of the Partnership or sales of all or substantially all of the assets of the Partnership), the Purchaser and its affiliates alone will not be able to control whether the Partnership approves such transactions.

For further information concerning risks and factors to consider before tendering Units, see the Letter to Unitholders enclosed with this Offer to Purchase.

Subject to the terms and conditions of the Offer (including those specified in Section 13 - "Conditions of the Offer"), the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units,
(ii) upon the occurrence of any of the conditions specified in Section 13 - "Conditions of the Offer," to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for and
(iii) to amend the Offer in any respect. In addition, as described in
Section 3 - "Acceptance for Payment and Payment for Units," the Purchaser will only pay for Units accepted for payment when the Purchaser is in receipt of the Partnership's confirmation that the transfer of Units has been effectuated and that the Purchaser will be deemed a "Substituted Limited Partner" with respect to the Units transferred and when actual transfer of Units to the Purchaser has occurred. Notice of any such extension, termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

October 30, 2003

                                 IMPORTANT

Any (i) Unitholder, (ii) beneficial owner, in the case of Units owned by Individual Retirement Accounts, Keogh Plans or qualified plans (a "Beneficial Owner"), or (iii) person who has purchased Units but has not yet been reflected on the Partnership's books as a limited partner of the Partnership (an "Assignee") desiring to tender any Units should either (a) complete and sign the Agreement of Assignment and Transfer (a copy of which is enclosed with this Offer to Purchase) in accordance with the instructions to the Agreement of Assignment and Transfer (see the enclosed instructions to complete the Agreement of Assignment and Transfer) and mail or deliver an executed Agreement of Assignment and Transfer and any other required documents to MLMP Acquisition Partners, LLC at the address set forth below or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Unless the context requires otherwise, references to Unitholders in this Offer to Purchase shall be deemed to also refer to Beneficial Owners and Assignees.

For deliveries by mail, Federal Express or other private overnight couriers:

MLMP ACQUISITION PARTNERS, LLC
4220 Shawnee Mission Parkway
Suite 310A
Fairway, KS  66205

Telephone: 1-800-513-2205 (toll-free)
Facsimile: (No Agreements of Assignment and Transfer will be accepted by fax)

Questions or requests for assistance or additional copies of this Offer to Purchase or the Agreement of Assignment and Transfer may be directed to the Purchaser at 1-800-513-2205 (toll-free).

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY
REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE AGREEMENT OF ASSIGNMENT AND TRANSFER. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

EACH UNITHOLDER IS URGED TO READ CAREFULLY THE ENTIRE OFFER TO PURCHASE, THE AGREEMENT OF ASSIGNMENT AND TRANSFER AND THE RELATED DOCUMENTS.

The Partnership is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "SEC" or "Commission") relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

                             TABLE OF CONTENTS

SUMMARY TERM SHEET......................................................8

INTRODUCTION...........................................................10

TENDER OFFER...........................................................13

    Section 1   Terms of the Offer.....................................13

    Section 2   Procedures for Tendering Units.........................13

    Section 3   Acceptance for Payment and Payment for Units...........15

    Section 4   Proration..............................................16

    Section 5   Withdrawal Rights......................................16

    Section 6   Extension of Tender Period; Termination; Amendment.....16

    Section 7   Certain Federal Income Tax Consequences................17

    Section 8   Effects of the Offer...................................19

    Section 9   Purpose of the Offer; Future Plans.....................19

    Section 10  The Business of the Partnership........................20

    Section 11  Certain Information Concerning the Purchaser...........21

    Section 12  Source of Funds........................................22

    Section 13  Conditions of the Offer................................23

    Section 14  Certain Legal Matters..................................24

    Section 15  Fees and Expenses......................................25

    Section 16  Miscellaneous..........................................25


Schedule I - The Purchaser and its Principal

Schedule II - Contractual Arrangements Entered into During 60-Day Period Immediately Preceding October 20, 2003

                             SUMMARY TERM SHEET

MLMP Acquisition Partners, LLC is offering to purchase up to 18,799 Units for $575 per Unit in cash. The following is a summary of our Offer. This summary is not a complete description of our Offer. You should read carefully this entire Offer to Purchase and the documents accompanying it.

Who is offering to buy my Units?

Our name is MLMP Acquisition Partners, LLC. We are a Delaware limited liability company owned by Madison Investment Partners 26, LLC, our managing member, and several passive investors. Madison Investment Partners 26, a Delaware limited liability company, is wholly owned by Madison Capital Group, LLC, a Delaware limited liability company. Madison Capital Group is wholly owned by The Harmony Group II, LLC, a Delaware limited liability company, which is wholly owned by entities controlled by Bryan E. Gordon. Further information concerning us and the co-bidders is contained in Section 11 of this Offer to Purchase and Schedule I hereto.

What securities and how much of them are sought in the Offer?

We are seeking to purchase up to 18,799 Units of limited partnership interests in the Partnership. These Units, which constitute slightly less than 10% of the 187,994 Units originally issued in the Partnership's registered offering of Units in 1986, are held primarily by persons unaffiliated with the Partnership and its general partner. We will purchase up to 18,799 Units, on a pro rata basis, if necessary, as set forth in and on the other terms and conditions of this Offer to Purchase, from any Unitholder who validly tenders, including any affiliates of the Partnership that may own Units.

How much are you offering?

$575 cash per Unit, less the amount of any cash distributions made or declared with respect to the Units on or after the date of this Offer, October 30, 2003 (to the extent we do not receive such distributions with respect to any Units accepted for payment), together with interest at the rate of 3% per annum from the Expiration Date to the date the Offer is consummated and payment is made for the Units. We will pay the $50 transfer fee charged by the Partnership for each transferring Unitholder. If the Offer is not consummated, or any Unit or Units tendered in the Offer are not accepted for payment and paid for, no interest shall be paid in respect of unpurchased Units. We are offering to pay interest on the Offer Price because the terms of the Partnership's Limited Partnership Agreement -- which only require the General Partner to amend the books and records of the Partnership to admit Substituted Limited Partners as soon as practicable after the last business day of each calendar quarter -- may delay payment for Units accepted for payment until after the last business day of the fourth calendar quarter of 2003 (approximately December 31, 2003).

Do you have the financial resources to pay, and is your financial condition relevant to my decision?

If the total amount of Units sought is purchased, the aggregate amount of funds we will need to purchase those Units and pay related fees and expenses will be approximately $11.8 million. Our passive investors have made binding commitments to us to contribute the funds necessary to fund the acquisition of all Units tendered in the Offer and all anticipated costs and expenses related thereto. We are not a public company and have not prepared audited financial statements. We, our members and the other co-bidders have an aggregate net worth in excess of $25 million, including net liquid assets of more than $15 million. Madison Capital Group has a nominal net worth; we and Madison Investment Partners 26 are each newly-formed entities with nominal net worth; The Harmony Group II has a net worth in excess of $25 million; and Mr. Gordon has a net worth in excess of $5 million.

Madison Capital Group and its affiliates have invested more than $200 million for selected institutional and high-net worth investors and our owners have adequate liquid assets at their disposal to fund payment to selling Unitholders. This is a cash offer that is not conditioned on financing being available.

How long do I have to decide?

Until 5:00 p.m., New York Time, on December 5, 2003. The Offer can be extended in our discretion. If we extend the Offer, we will make a public announcement not later than 9:00 a.m., New York Time, on the day after the Offer was scheduled to expire.

What are the most significant conditions to the Offer?

There are no conditions to the Offer based on minimum Units tendered, the availability of financing or otherwise determined by the success of the Offer. We may, however, not be obligated to purchase Units in the event certain conditions occur prior to the Expiration Date, such as legal or governmental actions that would prohibit the purchase, if a material adverse change occurs with respect to the Partnership or its business (including extraordinary distributions by, or a change in control of, the Partnership) or if we are unable to confirm, to our reasonable satisfaction, that upon purchase of the Units tendered in the Offer, we will have the right to receive all allocations and distributions attributable to such Units. We do not believe the state of hostilities in Iraq during the weeks immediately preceding the date of this Offer to Purchase triggers the conditions described in clause (e). Subsequent to the Expiration Date and prior to payment for the Units, we will not be obligated to purchase any Units if we do not receive any governmental regulatory approvals necessary to consummate the Offer.

How do I tender?

Postmark and mail a completed Agreement of Assignment and Transfer to us no later than the time the Offer expires. A pre-addressed postage-paid envelope is enclosed for your convenience.

Can I withdraw Units I tender?

Yes, at any time until the Offer expires, and, if and to the extent tendered Units have not been accepted for payment by December 29, 2003 (the 60th day from the Offer Date), at any time thereafter. We will be deemed to have accepted your Units, subject to the terms and conditions of the Offer, on the Expiration Date unless we terminate the Offer. To withdraw Units you have tendered, you must deliver to us a written notice of withdrawal with the required information while you still have the right to withdraw.

What does the Partnership's general partner think of your Offer?

We have not sought the approval or disapproval of the Partnership's general partner. The Partnership's general partner is expected to announce a recommendation with regard to the Offer within ten business days after the date the Offer is mailed or as soon as possible upon becoming aware of it.

Why should I tender Units pursuant to your Offer and not pursuant to the tender offer commenced by Smithtown Bay LLC ("Smithtown") on October 16, 2003?

You should tender your Units pursuant to our Offer because we are offering to pay $575 per Unit, with interest at the rate of 3% per annum from the Expiration Date until the date of payment. Smithtown is offering to pay only $550 per Unit and is not offering to pay interest.

In addition, we are tendering for up to 18,799 Units, while Smithtown is tendering for only 9,020 Units. Accordingly, assuming that the Partnership does not suspend the transfer of Units pursuant to our Offer, it is more likely that we will accept all of the Units tendered pursuant to our Offer (and less likely that we will have to prorate the number of Units accepted).

Can I withdraw Units that I tendered pursuant to Smithtown's tender offer and tender those Units pursuant to your Offer?

Yes. You can withdraw Units that you tendered to Smithtown by written notice received by Smithtown before 5:00 p.m., New York time, on November 14, 2003 (the expiration date of Smithtown's offer). You (or your broker or nominee) must notify Smithtown in writing at the address listed at the end of the Summary Term Sheet in Smithtown's Offer to Purchase, and the notice must include your name, the number of Units to be withdrawn and the name in which the tendered Units are registered. For complete information about the procedures for withdrawing Units tendered pursuant to Smithtown's offer, please see Section 4 of Smithtown's Offer to Purchase.

Will the Partnership continue as a public company?

Yes, unless the total number of Unitholders (11,830 of record as of March 17, 2003, as set forth in the Partnership's Annual Report on Form 10-K for the fiscal year ended December 27, 2002 (the "2002 Form 10-K") drops below
300. We do not currently anticipate that the Offer will result in this, although we cannot now determine the results with any certainty.

Will the Offer affect my Units if I don't tender?

No, although if we acquire all the Units sought in the Offer, we would control a large, but not necessarily controlling, block.

What are your future intentions?

We have no current intention to seek control or change management or operations of the Partnership, or to liquidate it, although we reserve the right, at the appropriate time, to exercise limited partner and other rights, including rights relating to limited partner votes concerning management of the Partnership and its properties, sales of the Partnership's assets and liquidation and dissolution. We will, pursuant to the terms and conditions of the Offer and subject to applicable law, receive a power-of-attorney from each Unitholder tendering Units accepted for payment that grants us the right to exercise voting and other rights appurtenant to ownership of such Units prior to payment therefor.

What is the market value of my Units?

According to the Partnership's 2002 Form 10-K, "an established public market for [the] Units does not now exist, and it is not anticipated that such a market will develop in the future." The following trading information is derived from our review of independent industry publications. We believe the information published by these independent sources is the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange. We therefore do not know whether this information is accurate or complete. This trading information does not reflect purchases by investment funds managed by Madison or its affiliates during the reporting periods listed below. In addition, the prices listed below do not reflect commissions and other transaction costs that sellers of Units may be required to pay, and which typically range between 8% to 10% of the reported selling price.


Reporting Period(1)           High Trade    Low Trade      Units Traded
-------------------           ----------    ---------      ------------

9/1/2003 - 9/30/2003            $570.00      $570.00               5
8/1/2003 - 8/31/2003            $600.00      $541.56              25
6/1/2003 - 7/31/2003            $570.00      $509.00           1,285
4/1/2003 - 5/31/2003            $590.00      $500.00             861
2/1/2003 - 3/31/2003            $725.00      $516.32           1,180
12/1/2002 - 1/31/2003           $600.00      $500.00             966
10/1/2002 - 11/30/2002          $620.00      $500.00           4,210
8/1/2002 - 9/30/2002            $804.00      $475.00             423
6/1/2002 - 7/31/2002            $800.00      $500.00              28
4/1/2002 - 5/31/2002            $970.00      $725.00             892
2/1/2002 - 3/31/2002          $1,170.00      $725.00              84
12/1/2001 - 1/31/2002         $1,170.00      $700.00             909
10/1/2001 - 11/30/2001          $770.00      $707.00             158

(1) The trading information for periods on or after August 1, 2003 is derived from the American Partnership Board. All other trading information is derived from Partnership Spectrum, an industry publication.

In addition, we are aware of offers to purchase Units during the periods and at the prices listed below:

Reporting Period      Offer Price
----------------      -----------
October 2003            $550.00
September 2003          $350.00
June 2003               $350.00
July 2002               $520.00
July 2002               $420.00
June 2002               $500.00
June 2002               $400.00
February 2002           $250.00
February 2002           $400.00
January 2002          $1,000.00

Who can I talk to if I have questions about the Offer?

The Purchaser, MLMP Acquisition Partners, LLC, at 1-800-513-2205
(toll-free).

To the Unitholders of ML Media Partners, L.P.:

                                INTRODUCTION

MLMP Acquisition Partners, LLC hereby seeks to acquire Units in the Partnership. The Purchaser, a Delaware limited liability company, is controlled by its managing member, MIP26. The Purchaser is owned by MIP26 and several passive investors. MIP26 is wholly owned by Madison. Madison is wholly owned by Harmony, which is wholly owned by entities controlled by Bryan E. Gordon. Madison is a privately-held investment management firm. Bryan E. Gordon is the principal of Madison. MIP26, Madison, Harmony and Bryan E. Gordon are co-bidders with the Purchaser in the Offer. Neither the Purchaser nor any Co-Bidder is affiliated with the Partnership or the General Partner. Additionally, neither Merrill Lynch & Co., Inc, the General Partner, ML Leasing Management, Inc. or the Partnership nor their respective affiliates or subsidiaries are parties to the Offer. For information concerning the Purchaser and its principal, please see Section 11 - "Certain Information Concerning the Purchaser" below and Schedule I attached hereto.

The Purchaser hereby offers to purchase up to 18,799 of the issued and outstanding Units at a purchase price of $575 per Unit, in cash, reduced by any cash distributions made or declared on or after October 30, 2003 (to the extent the Purchaser does not receive such distributions with respect to any Units accepted for payment), with interest as described below, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Agreement of Assignment and Transfer and accompanying documents, as each may be supplemented or amended from time to time. The Purchaser will pay the $50.00 transfer fee charged by the Partnership for each transferring Unitholder. The Offer will expire at 5:00 p.m., New York Time, on December 5, 2003 or such other date to which this Offer may be extended. The Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, slightly less than 10% of the Units issued and outstanding as of the Offer Date. The transfer of Units is subject to the requirements of Sections 7.1, 7.2 and 7.3 of the Partnership's Limited Partnership Agreement. The Purchaser is offering to pay interest on the Net Purchase Price at the rate of 3% per annum from the Expiration Date to the date the Offer is consummated and payment is made for the Units because the terms of the Partnership's Limited Partnership Agreement -- which only require the General Partner to amend the books and records of the Partnership to admit Substituted Limited Partners as soon as practicable after the last business day of each calendar quarter -- may delay payment for Units accepted for payment until after the last business day of the fourth calendar quarter of 2003 (approximately December 31, 2003). If the Offer is not consummated, or any Unit or Units are not accepted for payment and paid for, no interest shall be paid in respect of unpurchased Units. Unitholders who tender their Units will not be obligated to pay any brokerage commissions in connection with the tender of Units.

For further information concerning the Purchaser, see Section 11 - "Certain Information Concerning the Purchaser" below and Schedule I attached hereto.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF, AS OF THE EXPIRATION DATE, MORE THAN 18,799 UNITS ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, THE PURCHASER WILL ONLY ACCEPT FOR PURCHASE ON A PRO RATA BASIS 18,799 UNITS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. SEE SECTION 13 - "CONDITIONS OF THE OFFER." A UNITHOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER, SUBJECT TO, AMONG OTHER THINGS, THE PROVISIONS OF THE PARTNERSHIP'S LIMITED PARTNERSHIP AGREEMENT.

Factors to Consider When Tendering

The Purchaser is making this Offer because it believes that the Units represent an attractive investment at the price offered. There can be no assurance, however, that the Purchaser's judgment is correct, and, as a result, ownership of Units by the Purchaser will be a speculative investment. The Purchaser is acquiring the Units for investment purposes and has no current plan to change the management or operations of the Partnership or effectuate any extraordinary transaction involving the Partnership.

The Purchaser believes, although it cannot guarantee, that the Offer may be an attractive one for many Unitholders, based on (i) the Offer Price being greater than current and recent historical secondary market prices as well as the price offered by Smithtown in the tender offer it commenced on October 16, 2003, (ii) the Partnership's historical operations and distribution performance, (iii) the nature of the Partnership's assets,
(iv) the uncertainty resulting from the Venture Litigation, (v) the financial and record-keeping benefits that will accrue to a Unitholder whose interest is purchased and (vi) the fact that a Unitholder who tenders Units will receive a cash payment in exchange for such Units and will receive such payment at an earlier date than if a Unitholder were to wait to receive the proceeds (if any) from the liquidation of the Partnership. Before tendering, however, Unitholders are urged also to consider the risks and other factors set forth on the cover page of this Offer to Purchase and the other information concerning the Partnership and the Offer found herein and in publicly available reports.

Establishment of the Offer Price

The Purchaser has set the Offer Price at $575 per Unit, in cash, with interest as described herein, reduced by any cash distributions made or declared on or after October 30, 2003 (to the extent the Purchaser does not receive such distributions with respect to any Units accepted for payment), with interest at the rate of 3% per annum from the Expiration Date to the date of payment.

The Purchaser set the Offer Price based primarily on its desire to establish the lowest price that might be acceptable to Unitholders consistent with its objectives, and to reflect its belief, as explained below, that Unitholders would likely not currently realize the estimated net asset value of $1,112.00 per Unit calculated by the General Partner in December 2001 (the "2001 Estimated NAV"). The Purchaser reviewed information on the Partnership set forth in the 2002 Form 10-K, the Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 (the "Second Quarter 2003 10-Q") and three Adelphia-related bankruptcy cases (Adelphia Communications Corp., et al., US Bankruptcy Court, Southern District of New York 02-41729; Century/ML Cable Venture, US Bankruptcy Court, Southern District of New York 02-14838; and ML Media Partners, L.P., v. Century/ML Cable Venture, Adelphia Communications Corp., Century Communications Corp., and Highland Holdings, US Bankruptcy Court, Southern District of New York 02-2544). However, because the Partnership has not distributed any financial information since September 2000 or provided an estimate of the Partnership's net asset value since December 2001, and because Deloitte & Touche LLP retracted its audit of the Venture for the years ended December 31, 1999 and December 31, 2000, the Purchaser is unable to currently estimate the value of the Partnership or the Units.

The Purchaser believes, although this belief may be incorrect, that the value of a Unit upon a liquidation of the Partnership will approximate the 2001 Estimated NAV (subject to adjustment for factors such as the costs of the Partnership's liquidation). However, the Purchaser does not believe that the 2001 Estimated NAV is an accurate reflection of what an investor would currently receive in respect of a Unit. In the Purchaser's judgment, that amount would likely be less than the 2001 Estimated NAV, after taking into account (i) the uncertainty resulting from the Venture Litigation and the bankruptcy proceedings involving Adelphia, Century and the Venture, and
(ii) other unknown factors. In calculating the Offer Price, the Purchaser used the 2001 Estimated NAV as a baseline, and then adjusted for the factors set forth in the preceding sentence, the costs of the Partnership's liquidation as well as the uncertainty of the timing of such liquidation. In addition, the Purchaser took into account (1) the lack of liquidity of the Units, (2) the limited frequency of trading of Units in the secondary market, (3) the fact that it will not control the Partnership upon consummation of the Offer, and (4) certain tax considerations. Finally, the Purchaser calculated the Offer Price so that the Offer Price would provide the Purchaser an adequate return on its investment in the Partnership. The Offer Price represents a 48% discount to the 2001 Estimated NAV.

The Offer Price represents the price at which the Purchaser is willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding to tender their Units.

Past Contacts with the Partnership

On May 4, 1999, an affiliate of the Purchaser ("Madison"), in connection with Madison's request for a list of limited partners of the Partnership, entered into a confidentiality agreement with the Partnership pursuant to which Madison (on behalf of itself and its affiliates) (a) acknowledged and agreed in using such list to, among other things, comply with all federal and state securities laws and rules and regulations promulgated thereunder and the provisions of the Partnership Agreement, and use such list solely for the purpose of contacting limited partners to inquire as to whether they wish to sell their Units to Madison or its affiliates, and (b) acknowledged that the General Partner has determined not to process for transfer or recognize transfers (other than certain transfers that may be designated as excluded transfers) of more than 4.8% of all issued and outstanding Units during a calendar year. Furthermore, such agreement provides that Madison has been advised that transfers of Units are subject to the provisions of the Partnership Agreement and that documentation for the transfer of Units must comply with the provisions of the Partnership Agreement.

On July 18, 2003, affiliates of the Purchaser requested the list of limited partners of the Partnership. They received the list of limited partners from the Partnership on July 31, 2003.

General Background Information

Certain information contained in this Offer to Purchase that relates to, or represents, statements made by the Partnership or the General Partner has been derived from information provided in reports filed by the Partnership with the SEC. The Purchaser expressly disclaims any responsibility for the information included in these filed reports and extracted in this discussion.

According to the Partnership's publicly available filings, there are 187,994 Units issued and outstanding. According to the 2002 Form 10-K, these outstanding Units were held by approximately 11,830 Unitholders of record. The Purchaser does not currently beneficially own any Units. As of October 20, 2003, affiliates of the Purchaser beneficially owned an aggregate of 12,123 Units, or approximately 6.45% of the aggregate number of outstanding Units. Prior to and subsequent to such date, the Purchaser's affiliates negotiated purchases of additional Units. As of the date hereof, the Purchaser has not determined the aggregate number of additional Units purchased pursuant to such negotiations. The Purchaser intends to file an amendment to its Tender Offer Statement on Schedule TO to reflect these additional purchases as promptly as practicable after it determines such aggregate number. See Section 11 - "Certain Information Concerning the Purchaser" below and Schedule II hereto.

Tendering Unitholders will not be obligated to pay brokerage fees or commissions on the sale of the Units to the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses incurred in connection with the Offer. The Purchaser desires to purchase up to 18,799 Units, on a pro rata basis, if necessary, subject to the terms and conditions of the Offer. See Section 4 - "Proration" below.

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unitholders pursuant to the Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.

Unitholders are urged to read this Offer to Purchase, the accompanying Agreement of Assignment and Transfer and all related documents carefully before deciding whether to tender their Units.

                                TENDER OFFER

SECTION 1      TERMS OF THE OFFER.

Upon the terms and subject to the conditions of the Offer (including the terms and conditions of any extension or amendment of the Offer), the Purchaser will accept for payment and pay for up to 18,799 Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 5 - "Withdrawal Rights." The term "Expiration Date" shall mean 5:00 p.m., New York Time, on December 5, 2003, unless and until the Purchaser, in its sole discretion, extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

The Offer is conditioned on satisfaction of certain conditions. See Section 13 - "Conditions of the Offer," which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all such conditions. If, by the Expiration Date, any or all such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders,
(ii) waive all the unsatisfied conditions and, subject to complying with the applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's right to terminate the Offer at any time prior to the acceptance of tendered Units for payment.

SECTION 2      PROCEDURES FOR TENDERING UNITS.

Valid Tender. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Assignment and Transfer (a copy of which is enclosed) with any other documents required by the Agreement of Assignment and Transfer or the instructions thereto, must be postmarked and mailed to the Purchaser at 4220 Shawnee Mission Parkway, Suite 310A, Fairway, Kansas 66205 on or prior to the Expiration Date. A Unitholder may tender any or all Units owned by such Unitholder. Unitholders should recognize that, if proration is required pursuant to the terms of the Offer, the Purchaser will accept for payment, from among those Units validly tendered on or prior to the Expiration Date and not properly withdrawn, the maximum number of Units permitted pursuant to the Offer on a pro rata basis, with adjustments (if necessary) to avoid purchases of certain fractional Units and purchases which would violate the terms of the Offer or the Partnership's Limited Partnership Agreement, based upon the number of Units validly tendered prior to the Expiration Date and not properly withdrawn.

In order for a tendering Unitholder to participate in the Offer, the Unitholder must complete, in their entirety, the following documents that accompany this Offer to Purchase:

(1) The Agreement of Assignment and Transfer; and

(2) Any other applicable documents included herewith or specified in the Instructions to the Agreement of Assignment and Transfer.

In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 5:00 p.m., New York Time, on December 5, 2003 or such date to which the Offer may be extended.

The method of delivery of the Agreement of Assignment and Transfer and all other required documents is at the option and risk of the tendering Unitholder, and delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. The signatures on the Agreement of Assignment and Transfer must be medallion guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having any office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD").

Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to the Offer, a tendering Unitholder must provide the Purchaser with such Unitholder's correct taxpayer identification number ("TIN") or Social Security Number and make certain certifications that such Unitholder is not subject to backup federal income tax withholding.

Each tendering Unitholder must insert in the Agreement of Assignment and Transfer the Unitholder's taxpayer identification number or social security number in the space provided on the signature page to the Agreement of Assignment and Transfer. The Agreement of Assignment and Transfer also incorporates a substitute Form W-9, which contains the certifications referred to above. See the Instructions to the Agreement of Assignment and Transfer.

FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Partnership liabilities allocable to each Unit tendered (in the event that such withholding is required), each Unitholder must complete the FIRPTA Affidavit incorporated in the Agreement of Assignment and Transfer certifying such Unitholder's TIN or Social Security Number and address and that the Unitholder is not a foreign person. See the Instructions to the Agreement of Assignment and Transfer and Section 7 - "Certain Federal Income Tax Consequences."

Appointment as Attorney-in-Fact and Proxy. By executing an Agreement of Assignment and Transfer as set forth above, and subject to Section 5 - "Withdrawal Rights," a tendering Unitholder irrevocably constitutes and appoints the Purchaser and its designees as such Unitholder's true and lawful attorneys-in-fact and proxies, in the manner set forth in the Agreement of Assignment and Transfer, with respect to the Units tendered by such Unitholder and accepted for payment by the Purchaser (and with respect to any and all other Units or other securities issued or issuable in respect of such Unit on or after October 30, 2003), each with full power of substitution, to the full extent of such Unitholder's rights (such power of attorney and proxy being deemed to be an irrevocable power coupled with an interest) to (i) seek to transfer ownership of such Units on the Partnership's books to the Purchaser (and to execute and to deliver any accompanying evidences of transfer and authenticity which the Purchaser, the Partnership or the General Partner may deem necessary or appropriate in connection therewith, including, without limitation, any documents or instruments required to be executed under a "Transferor's (Seller's) Application for Transfer" created by the NASD, if required), (ii) become a Substituted Limited Partner, (iii) receive any and all distributions made or declared by the Partnership after the Offer Date, (iv) receive all benefits and otherwise exercise all rights of beneficial ownership of such Units in accordance with the terms of the Offer, (v) execute and deliver to the Partnership and/or the General Partner (as the case may be) a change of address form instructing the Partnership to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered Units to the address specified in such form, (vi) endorse any check payable to or upon the order of such Unitholder representing a distribution to which the Purchaser is entitled pursuant to the terms of the Offer, in each case on behalf of the tendering Unitholder, in favor of the Purchaser or any other payee the Purchaser otherwise designates, (vii) exercise all such Unitholder's voting and other rights as any such attorney-in-fact in its sole discretion may deem proper at any meeting of Unitholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise, (viii) act in such manner as any such attorney-in-fact shall, in its sole discretion, deem proper with respect to the Units, (ix) execute a Loss and Indemnity Agreement relating to the Units on such Unitholder's behalf if such Unitholder fails to include its original certificate(s) (if any) representing the Units with the Agreement of Assignment and Transfer or (x) commence any litigation that the Purchaser or its designees, in their sole discretion, deem necessary to enforce any exercise of the Purchaser's or such designees' powers as such Unitholder's attorneys-in-fact as set forth above.

Such appointment will be effective when the Purchaser accepts for payment the Units validly tendered pursuant to the Agreement of Assignment and Transfer. Upon such acceptance, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective).

Assignment of Entire Interest in the Partnership. By executing and delivering the Agreement of Assignment and Transfer, a tendering Unitholder irrevocably sells, assigns, transfers, conveys and delivers to the Purchaser all of his right, title and interest in and to the Units tendered thereby and accepted for payment pursuant to the Offer and any and all non-cash distributions, other Units or other securities issued or issuable in respect thereof on or after the Offer Date, including, without limitation, to the extent that they exist, all rights in, and claims to, any Partnership profits and losses, cash distributions, proceeds of or other consideration resulting from litigation or other assertion of claims having accrued in favor of the Partnership, the tendering Unitholder or his or her predecessor(s) in interest with respect to the tendering Unitholder's or such other person's purchase of Units or otherwise with respect to the business or management of the Partnership from its inception to the time of payment for the Units tendered hereunder, voting rights and other benefits of any nature whatsoever and whenever distributable or allocable to the Units under the Partnership's Limited Partnership Agreement, (i) unconditionally to the extent that the rights appurtenant to the Units may be transferred and conveyed without the consent of the General Partner and (ii) in the event that the Purchaser elects to become a Substituted Limited Partner of the Partnership, subject to the consent of the General Partner to the extent such consent may be required in order for the Purchaser to become a Substituted Limited Partner of the Partnership. In addition, by executing an Agreement of Assignment and Transfer, and not otherwise timely withdrawing pursuant to the provisions of Section 5 - "Withdrawal Rights," a Unitholder also assigns to the Purchaser all of the Unitholder's rights to receive distributions from the Partnership with respect to the Units which are accepted for payment and purchased pursuant to the Offer, including those cash distributions made or declared on or after the Offer Date.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt or mailing), payment and acceptance for payment of any tender of Units pursuant to the procedures described above or in Section 3 - "Acceptance for Payment and Payment for Units" will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Agreement of Assignment and Transfer and the Instructions thereto) will be final and binding. Neither the Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that (i) such Unitholder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Units complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder be able to deliver the security subject to the tender offer, and is of concern particularly to any Unitholder who has granted options to sell or purchase the Units, holds option rights to acquire such securities, maintains "short" positions in the Units (i.e., who has borrowed the Units) or has lent the Units to a short seller. Because of the nature of limited partnership units, the Purchaser believes it is unlikely that any option trading or short selling activity exists with respect to the Units.

SECTION 3      ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment, and including the provisions of Sections 7.1, 7.2 and 7.3 of the Partnership's Limited Partnership Agreement), the Purchaser will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 5 - "Withdrawal Rights," as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Units pending receipt of any regulatory or governmental approvals specified in Section 14 - "Certain Legal Matters" or pending receipt of any additional documentation required by the Agreement of Assignment and Transfer or as specified in this Section
3. The tendering Unitholders will be paid promptly subject to and following
(i) receipt of a valid, properly and fully executed Agreement of Assignment and Transfer, (ii) receipt by the Purchaser of the Partnership's confirmation that the transfer of Units has been effectuated and that the Purchaser will be deemed a "Substituted Limited Partner" with respect to the Units transferred and (iii) actual transfer of Units to the Purchaser, subject to Section 4 - "Proration" of this Offer to Purchase. If the Purchaser does not receive the confirmation specified in clause (ii) above or if the Units are not actually transferred to the Purchaser, the Purchaser may not purchase such Units. However, the Purchaser reserves the right, in its sole discretion, to pay tendering Unitholders prior to the Purchaser's receipt of such confirmation or the actual transfer of Units to the Purchaser (including upon Purchaser's confirmation, to its reasonable satisfaction, that it will have the right to receive all allocations and distributions attributable to such Units). The Purchaser will issue payment only to Unitholders of record and payments will be forwarded only to the Unitholder's address listed on the Agreement of Assignment and Transfer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment on the Expiration Date validly tendered and not withdrawn Units. The Purchaser will be deemed to have purchased tendered Units accepted for payment when the Purchaser is in receipt of the Partnership's confirmation that the transfer of Units has been effectuated and that the Purchaser will be deemed a "Substituted Limited Partner" with respect to the Units transferred and when actual transfer of Units to the Purchaser has occurred. However, the Purchaser reserves the right, in its sole discretion, to pay tendering Unitholders prior to the Purchaser's receipt of such confirmation or the actual transfer of Units to the Purchaser (including upon Purchaser's confirmation, to its reasonable satisfaction, that it will have the right to receive all allocations and distributions attributable to such Units). Upon the terms and subject to the conditions of the Offer, payment for the Units purchased pursuant to the Offer will in all cases be made by the Purchaser.

Interest will be paid on the Offer Price for Units in accordance with the terms and conditions of the Offer.

If any tendered Units accepted for payment are not purchased for any reason, the Agreement of Assignment and Transfer with respect to such Units not purchased will be of no force or effect from and after the date the Offer is terminated and no payments (including, without limitation, interest payments) will be made in respect of such Units. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for the Units tendered pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 13 - "Conditions of the Offer" (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Purchaser may, nevertheless, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 5 - "Withdrawal Rights."

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unitholders pursuant to the Offer, such increased consideration will be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

Unless otherwise prohibited, the Purchaser reserves the right to transfer or assign, in whole or from time to time in part, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

SECTION 4      PRORATION.

If not more than 18,799 Units are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all such Units so tendered.

If more than 18,799 Units are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment and pay for an aggregate of 18,799 Units so tendered, on a pro rata basis according to the number of Units validly tendered by each Unitholder and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments (if necessary) to avoid tenders of fractional Units and purchases that may otherwise violate the Partnership's Limited Partnership Agreement, where applicable.

In the event that proration is required, the Purchaser will determine the precise number of Units to be accepted and will forward payment together with a notice explaining the final results of the proration as soon as practicable. The Purchaser will not pay for any Units tendered until after the final proration factor has been determined, which it expects will be accomplished prior to consummation of the Offer.

In the event that proration of tendered Units is required, and because of the difficulty of determining the proration results, the Purchaser may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the terms and conditions of the Offer, including the provisions of Sections 7.1, 7.2 and 7.3 of the Partnership's Limited Partnership Agreement, and the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay Unitholders the Offer Price in respect of Units tendered or to return those Units promptly after the termination or withdrawal of the Offer, the Purchaser does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known.

SECTION 5       WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 5, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, if and to the extent tendered Units have not been accepted for payment by December 29, 2003 (the 60th day from the Offer Date), at any time thereafter.

For withdrawal to be effective, a written notice of withdrawal must be timely postmarked and mailed by the Unitholder (i.e., a valid notice of withdrawal must be postmarked and mailed after October 30, 2003 but on or before December 5, 2003, or such other date to which this Offer may be extended) to the address set forth in the attached Agreement of Assignment and Transfer. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, must be signed by the same person(s) who signed the Agreement of Assignment and Transfer and must also contain a Medallion Signature Guarantee. If the Units are held in the name of two or more persons, all such persons must sign the notice of withdrawal.

If purchase of, or payment for, Units is delayed for any reason (including because of the terms of the Offer or Sections 7.1, 7.2 or 7.3 of the Partnership's Limited Partnership Agreement), or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Purchaser and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 5, subject to Rule 14e-1(c) under the Exchange Act, which provides, in part, that no person who makes a tender offer shall fail to pay the consideration offered or return the securities (i.e., Units) deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

All questions as to the form and validity (including time of receipt or mailing) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 2 - "Procedures for Tendering Units" at any time prior to the Expiration Date.

SECTION 6      EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

The Purchaser expressly reserves the right, in its sole discretion and regardless of whether any of the conditions set forth in Section 13 - "Conditions of the Offer" shall have been satisfied, at any time and from time to time, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, validly tendered Units, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13 - "Conditions of the Offer," to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, and (iii) amend the Offer in any respect, including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Purchaser may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer or any other material changes in the terms of the Offer.

If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason (including because of the terms of the Offer or Sections 7.1, 7.2 or 7.3 of the Partnership's Limited Partnership Agreement), then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may retain tendered Units on behalf of the Purchaser, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in Section 5 - "Withdrawal Rights." However, the ability of the Purchaser to delay payment for Units that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price (including any reduction in price resulting from a cash distribution by the Partnership made or declared on or after the Offer Date) or a change in percentage of securities sought, however, a minimum ten business-day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York Time.

SECTION 7       CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following summary is a general discussion of certain federal income tax consequences of a sale of Units pursuant to the Offer assuming that the Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Code. This summary is based on the Code, applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, Puerto Rican residents, dealers in securities, banks, insurance companies and tax-exempt organizations), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws.

EACH UNITHOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

Consequences to Tendering Unitholder. A Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The "amount realized" with respect to a Unit sold pursuant to the Offer will be a sum equal to the amount of cash received by the Unitholder for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code
Section 752). The Purchaser intends to take the position that the tendering Unitholder's "amount realized" on the sale includes the interest paid as part of the Offer Price; however, there is no assurance that the Internal Revenue Service will agree with such position. The amount of a Unitholder's adjusted tax basis in Units sold pursuant to the Offer will vary depending upon the Unitholder's particular circumstances, and will be affected by both allocations of Partnership income, gain or loss, and any cash distributions made by the Partnership to a Unitholder with respect to such Units. In this regard, tendering Unitholders will generally be allocated a pro rata share of the Partnership's taxable income or loss with respect to Units sold pursuant to the Offer through the last day of the month following the effective date of the sale.

A Unitholder will recognize ordinary gain or loss on sale of Units pursuant to the Offer in an amount equal to the sold Units' allocable share of the ordinary gain or loss that would have been recognized by the Partnership if the Partnership sold, at fair market value at the time of the sale of the Units, all of its "inventory items" and "unrealized receivables" (including "depreciation recapture") as defined in Section 751 of the Code. The difference between the overall amount recognized by the Unitholder on sale of Units pursuant to the Offer and the amount of gain or loss treated as ordinary income or loss, will generally be treated as capital gain or loss, provided the Units are held as capital assets. A Unitholder's capital gain (if any) or loss on sale of Units pursuant to the Offer will be treated as long term capital gain or loss if the Unitholder's holding period for the Units exceeds one year.

Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year. In addition, closely held corporations may not offset such losses against so-called "portfolio" income. Passive activity losses that are limited under these rules may generally be carried forward to future years and deducted subject to application of the passive activity loss limitations in those years. A Unitholder with "suspended" passive activity losses from the Partnership that disposes of all of his Units pursuant to the Offer generally will be entitled to deduct such passive activity losses in the year of sale. See
Section 8 - "Effects of the Offer."

A Unitholder (other than corporations and certain foreign individuals) who tenders Units may be subject to 28% backup withholding unless the Unitholder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. A Unitholder may avoid backup withholding by properly completing and signing the Substitute Form W-9 incorporated as part of the Agreement of Assignment and Transfer. IF A UNITHOLDER WHO IS SUBJECT TO BACKUP WITHHOLDING DOES NOT PROPERLY COMPLETE AND SIGN THE SUBSTITUTE FORM W-9, THE PURCHASER WILL WITHHOLD 28% FROM PAYMENTS TO SUCH UNITHOLDER. SEE THE INSTRUCTIONS TO THE AGREEMENT OF ASSIGNMENT AND TRANSFER.

Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer may be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person may be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. In the event that such withholding is required, the Purchaser will withhold 10% of the amount realized by a tendering Unitholder from the Offer Price payable to such Unitholder unless either
(a) the Unitholder properly completes and signs the FIRPTA Affidavit incorporated as part of the Agreement of Assignment and Transfer certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address or (b) the Purchaser receives a statement by the Partnership, no earlier than 30 days before the transfer, certifying that fifty percent or more of the value of the Partnership's gross assets does not consist of U.S. real property interests, or that ninety percent or more of the value of the gross assets of the Partnership does not consist of U.S. real property interests plus cash or cash equivalents. Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

A Unitholder who sells Units pursuant to this Offer must file an information statement with his or her federal income tax return for the year of the sale which provides the information specified in Treasury Regulation Section 1.751-1(a)(3).

Consequences to a Non-Tendering Unitholder. The Purchaser does not anticipate that a Unitholder who does not tender his or its Units will realize any material tax consequences as a result of the election not to tender. However, if there is a sale or exchange of 50% or more of the total Units in Partnership capital and profits within a 12-month period (including those transferred as a result of the Offer), a termination of the Partnership for federal income tax purposes would occur, and the taxable year of the Partnership would close. In the case of such a sale or exchange, the properties (subject to related debt) of the Partnership would be treated as contributed to a new partnership (or an association taxable as a corporation). The Partnership will then be deemed to distribute to its Unitholders interests in the new partnership in a deemed liquidation of the Partnership. The Purchaser has not, however, had access to complete information concerning assignments of Units and cannot, therefore, be certain that the Partnership will not terminate for tax purposes as a result of sales pursuant to the Offer. The consequences of a termination of the Partnership could include changes in the methods of depreciation available to the Partnership for tax purposes and possibly other consequences the extent of which cannot be determined by the Purchaser without access to the books and records of the Partnership. In addition, a termination of the Partnership could cause the Partnership or its assets to become subject to unfavorable statutory or regulatory changes enacted or issued prior to the termination but previously not applicable to the Partnership or its assets because of protective "transitional" rules. The Purchaser has reserved the right not to purchase Units to the extent such purchase would cause a termination of the Partnership for federal income tax purposes.

Consequences to a Tax-Exempt Unitholder. Although certain entities are generally exempt from federal income taxation, such tax-exempt entities (including Individual Retirement Accounts ("IRAs")), are subject to federal income tax on any "unrelated business taxable income" ("UBTI"). UBTI generally includes, among other things, income (other than, in the case of property which is not "debt-financed property," interest, dividends, real property rents not dependent upon income or profits of the tenant, and gain from disposition of non-inventory property) derived by certain trusts (including IRAs) from a trade or business or by certain other tax-exempt organizations from a trade or business, the conduct of which is not substantially related to the exercise of such organization's charitable, educational or other exempt purpose and income to the extent derived from debt-financed property. Subject to certain exceptions, "debt-financed property" is generally any property which is held to produce income and with respect to which there is an "acquisition indebtedness" at any time during the taxable year. Acquisition indebtedness is generally indebtedness incurred by a tax-exempt entity directly or through a partnership (i) in acquiring or improving a property, (ii) before acquiring or improving a property if the indebtedness would not have been incurred but for such acquisition or improvement or (iii) after acquiring or improving a property if the indebtedness would not have been incurred but for such acquisition or improvement and the incurrence of such indebtedness was reasonably foreseeable at the time of the acquisition or improvement.

To the extent the Partnership holds debt-financed property or inventory or other assets as a dealer, a tax-exempt Unitholder (including an IRA) could realize UBTI on the sale of a Unit. In addition, a tax-exempt Unitholder will realize UBTI upon the sale of a Unit, if such Unitholder held its Units as inventory or otherwise as dealer property, or acquired its Units with acquisition indebtedness.

EACH TAX-EXEMPT UNITHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING OR NOT SELLING UNITS PURSUANT TO THE OFFER.

SECTION 8       EFFECTS OF THE OFFER.

Certain Restrictions on Transfer of Interests. Section 7.1B of the Partnership's Limited Partnership Agreement restricts transfers of Units if, among other things, a transfer would cause the Partnership to be treated as an association taxable as a corporation for Federal income tax purposes or, when added to the total of all other sales of interests within the preceding 12 months, would result in the Partnership being considered to have terminated within the meaning of Section 708 of the Code (which termination will occur when Units representing 50% or more of the total Partnership capital and profits are transferred within a 12-month period). The terms of such Section also expressly authorize the General Partner to enforce such provision by suspending transfers if and when any such transfer would result in the transfer of 40% or more of the interests in the Partnership.

According to a letter of the General Partner to the Unitholders, dated September 5, 2003, it has been the Partnership's practice to limit transfers of Units with any tax year to no more than 4.8% of the outstanding Units in order to stay within certain safe harbor tax provisions, so that the Partnership is not classified as a "publicly traded partnership." According to such letter, as of September 1, 2003, transfers of 3.57% of the outstanding Units have been effected for the Partnership's 2003 tax year. If transfers of Units reach the 4.8% annual limit in 2003, no further transfers may be recognized by the Partnership in 2003, except for certain transfers that may be designated as excluded transfers under the tax law.

Consequently, sales of Units in the secondary market and in private transactions following completion of the Offer may be restricted, and the Partnership may not process any requests for recognition of transfers of Units which the General Partner believes may cause a tax termination or cause the Partnership to be treated as an association taxable as a corporation under the Code. The Purchaser does not intend to purchase Units to the extent any of such purchases would cause a termination of the Partnership or cause the Partnership to be treated as an association taxable as a corporation under the Code. See Section 13 -"Conditions of the Offer."

Effect on Trading Market. There is no established public trading market for the Units and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units on any secondary market.

Voting Power of Purchaser. Depending on the number of Units acquired by the Purchaser pursuant to the Offer, the Purchaser may have the ability to exert certain influence on matters subject to the vote of Unitholders, unless otherwise prohibited.

Registration Under Section 12(g) of the Exchange Act. The Units are registered under the Exchange Act, which requires, among other things, that the Partnership furnish certain information to its Unitholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unitholders. The Purchaser does not expect or intend that consummation of the Offer will cause the Units to cease to be registered under Section 12(g) of the Exchange Act. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act. Because the Units are widely held, however, the Purchaser expects that even if it purchases the maximum number of Units in the Offer, the Units will continue to be held of record by more than 300 persons.

SECTION 9      PURPOSE OF THE OFFER; FUTURE PLANS.

Purpose of the Offer. The purpose of the Offer is to enable the Purchaser to acquire a significant interest in the Partnership for investment purposes based on its expectation that there may be underlying value in its property. The Purchaser does not currently intend to change the management or operation of the Partnership and does not have current plans for any extraordinary transaction involving the Partnership. However, these plans could change at any time in the future. The purchase of the Units will allow the Purchaser to benefit from, among other things, (i) any cash distributions from Partnership operations in the ordinary course of business, (ii) any distributions of net proceeds from the sale of any assets and (iii) any distributions of net proceeds from the liquidation of the Partnership.

Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Units, to the extent permitted by the Partnership's Limited Partnership Agreement. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be for consideration greater or lesser than the consideration to be paid for the Units purchased pursuant to the Offer.

The Purchaser is acquiring the Units pursuant to the Offer solely for investment purposes. Although the Purchaser has no present intention to seek control of the Partnership or to change the management or operations of the Partnership, the Purchaser reserves the right, at an appropriate time, to exercise limited partner and other rights, including rights relating to limited partner votes concerning management of the Partnership and its property, sales of the Partnership's property and liquidation and dissolution of the Partnership.

SECTION 10      THE BUSINESS OF THE PARTNERSHIP.

Information included herein concerning the Partnership is derived from the Partnership's publicly-filed reports and from the General Partner's letter to Unitholders, dated September 5, 2003. Additional financial and other information concerning the Partnership is contained in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Web site at http://www.sec.gov. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Purchaser disclaims any responsibility for the information included in such reports and extracted in this Offer to Purchase.

The Partnership was formed to acquire, finance, hold, develop, improve, maintain, operate, lease, sell, exchange, dispose of and otherwise invest in and deal with media businesses and direct and indirect interests therein.

The Partnership was organized on February 1, 1985. The General Partner is a joint venture, organized as a general partnership under New York law, between RP Media Management ("RPMM") and ML Media Management Inc. ("MLMM"). MLMM is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. RPMM was organized as a general partnership under New York law, consisting of The Elton H. Rule Company and IMP Media Management Inc. As a result of the death of Elton H. Rule, the owner of The Elton H. Rule Company, the general partner interest of The Elton H. Rule Company was acquired by IMP Media Management, Inc., a company controlled by I. Martin Pompadur, and a corporation wholly-owned by Mr. Pompadur.

As of June 27, 2003, the Partnership's sole remaining operating investment in media properties was its 50% interest in Century/ML Cable Venture (the "Venture"), a joint venture with Century Communications Corp. ("Century"), a subsidiary of Adelphia Communications Corporation ("Adelphia"), that owns two cable television systems in Puerto Rico. On December 13, 2001, the Partnership entered into a Leveraged Recapitalization Agreement (the "Recapitalization Agreement") pursuant to which the Venture agreed to redeem the Partnership's 50% interest in the Venture at a closing to be held on September 30, 2002, for a purchase price of $279.8 million. Highland Holdings ("Highland"), a Pennsylvania general partnership owned by members of the Rigas family (the then controlling shareholders of Adelphia), agreed to arrange financing for the Venture in the amount required to redeem the Partnership's interest in the Venture and Adelphia agreed to guaranty the financing. If the Venture failed for any reason to redeem the Partnership's 50% interest in the Venture, the Recapitalization Agreement required Adelphia to purchase the Partnership's interest in the Venture at the same price and on the same terms that applied to the redemption in the Recapitalization Agreement. Century pledged its 50% interest in the Venture as security for Adelphia's obligation to consummate the purchase of the Partnership's interest in the Venture if the Venture failed to redeem the interest.

On June 12, 2002, the Partnership commenced an action against the Venture, Adelphia and Highland in New York Supreme Court, New York County, seeking specific performance of the Recapitalization Agreement and compensatory and punitive damages for breach by the defendants, including, but not limited to, payment of the full purchase price of $279.8 million for the Partnership's interest in the Venture.

Century and Adelphia removed the Partnership's action to the United States Bankruptcy Court for the Southern District of New York. Following
Adelphia's Chapter 11 bankruptcy filing on June 25, 2002, the Partnership's actions were consolidated as adversary proceedings before the Bankruptcy Judge overseeing Adelphia's bankruptcy.

On June 21, 2002, the Bankruptcy Judge permitted the Partnership to withdraw the $10 million that had been deposited in escrow by Highland as security for Highland's, Adelphia's and the Venture's performance of their obligations under the Recapitalization Agreement.

The Partnership amended its complaint to add Century as a defendant as well, and seeks damages for breach of the Recapitalization Agreement from all four defendants (the Venture, Adelphia, Century and Highland), as well as specific performance by Adelphia and Century of their obligations to turn over management rights of the Venture to the Partnership. Thereafter, the Partnership moved for judgment as a matter of law against all four defendants, and each of the defendants moved to dismiss the amended complaint. On January 17, 2003, the Bankruptcy Court denied defendants' motions, denied the Partnership's motion in part and granted the Partnership's motion in part, holding that, to the extent the Recapitalization Agreement is an enforceable contract, all defendants were in default under that contract by no later than October 1, 2002, the last possible date for consummation of the transactions contemplated by the Recapitalization Agreement.

Thereafter, on January 27, 2003, Adelphia and Century filed counterclaims, seeking to have the Recapitalization Agreement declared unenforceable as a fraudulent conveyance and on the ground that the Recapitalization Agreement was procured by the alleged fraud of the Rigas family on Adelphia, and seeking additional unspecified damages. The Venture filed nearly identical counterclaims on April 30, 2003, seeking to have its own obligations under the Recapitalization Agreement declared unenforceable. Because the Partnership has sued Adelphia, Century, the Venture and Highland seeking to enforce its claim under the Recapitalization Agreement, and because the Partnership claims entitlement to the recovery of its damages and/or the sale proceeds from any of those entities, including the Venture, the Partnership is "adverse" to the Venture for this purpose, and the Venture has separate counsel. The Partnership has moved to have each of these counterclaims dismissed as a matter of law and to have defendants' affirmative defenses stricken. Those motions are currently being briefed, and oral argument will be scheduled subsequently.

On March 31, 2003, the Bankruptcy Court refused to turn over day-to-day management rights over the Venture to the Partnership, but granted the Partnership's motion requiring Adelphia and Century to accept or reject the Recapitalization Agreement by no later than June 30, 2003. Adelphia and Century have elected to reject the Recapitalization Agreement, an election that will be treated under the bankruptcy laws as a breach of the Recapitalization Agreement by Adelphia and Century (giving the Partnership a claim for damages against Adelphia and Century, payable through the bankruptcy proceedings of those entities, if the Recapitalization Agreement is held to be enforceable). As noted above, because each of Adelphia, Century, the Venture and Highland are jointly and severally obligated under the Recapitalization Agreement, the Partnership will be entitled to satisfy any judgment for damages from the assets of the Venture (which has sufficient net assets to satisfy such judgment) as well as from Adelphia, Century and Highland.

Adelphia and Highland also seek recovery of the $10 million which had been deposited into escrow as security for Highland's, Adelphia's and the Venture's performance of their obligations under the Recapitalization Agreement and which the Bankruptcy Judge permitted the Partnership to withdraw in June 2002.

Discovery proceedings with regard to the Partnership's claims and Adelphia and Century's counterclaims have begun. However, due to the existence of criminal prosecutions against the Rigas family - the former controlling shareholders of Adelphia - it is highly unlikely that the Partnership's matter will go to trial this year and difficult to predict when it will do so.

Distributions. According to the 2002 Form 10-K, the Partnership does not distribute dividends, but rather distributes distributable cash from operations, distributable refinancing proceeds, and distributable sale proceeds, to the extent available. In 2000, $1.5 million ($7.90 per Unit) was distributed to the Partnership's limited partners and $15,001 to the General Partner from the discharge of proceeds that were deposited into escrow upon the sale of a radio station serving Cleveland, Ohio. In May 2001, $12.4 million ($65.90 per Unit) was distributed to the Partnership's limited partners and $125,139 to the General Partner from the discharge of proceeds that were deposited into escrow upon the sale of radio stations serving Cleveland, Ohio, Westport and Bridgeport, Connecticut and Anaheim, California. In January 2002, $49.4 million ($263 per Unit) was distributed to the Partnership's limited partners and $499,418 to the General Partner from the release of reserves from the sale of several cable television systems in California, as well as operating cash balances held by the Partnership. The Partnership disclosed in a letter to Unitholders, dated September 5, 2003, that the Partnership does not expect to make any further distributions to the Partnership's limited partners until the resolution of the Venture Litigation and the disposition of the Partnership's interest in the Venture.

Financial Data. According to the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2003 (the "Second Quarter 2003 Form 10-Q"), for the reasons set forth below, the Partnership has not been able to prepare financial statements for any period subsequent to September 29, 2000.

The financial statements of the Venture are a material component of the Partnership's financial statements. Under the terms of the joint venture agreement relating to the Venture, Adelphia has the responsibility for maintaining the books and records of the Venture. Although Adelphia had previously furnished to the Partnership audited financial statements of the Venture for the year ended December 31, 2000, the Partnership has raised questions with respect to certain items in those financial statements. The Partnership has not received satisfactory responses from Adelphia with respect to such questions. In addition, Deloitte & Touche LLP, the auditors of the Venture, has retracted its audit of the Venture for the years ended December 31, 1999, 2000 and 2001. In consideration of these circumstances, the Partnership has determined that it is inappropriate to file financial statements that rely on information contained in the financial statements of the Venture for the years ended December 31, 2000 and 2001. Additionally, audited statements of the Venture for the year ended December 31, 2002 have not been released as of the date of the Second Quarter 2003 Form 10-Q. Accordingly, it is not possible to provide in this Offer to Purchase financial information with respect to the Partnership.

SECTION 11      CERTAIN INFORMATION CONCERNING THE PURCHASER.

The Purchaser, a limited liability company organized under the laws of the State of Delaware, is owned by MIP26, its managing member, and several passive investors. MIP26 is wholly owned by Madison. Madison is wholly owned by Harmony, which is wholly owned by entities controlled by Bryan E. Gordon. Madison is a privately held investment management firm. Bryan E. Gordon is the principal of Madison. Neither the Purchaser nor any of the Co-Bidders is affiliated with the Partnership or the General Partner. For information concerning the Purchaser and its principal, please refer to
Schedule I attached hereto. The principal business address of the Purchaser is 4220 Shawnee Mission Parkway, Suite 310A, Fairway, Kansas 66205. Neither Merrill Lynch & Co., Inc., the General Partner, ML Leasing Management, Inc. or the Partnership nor their respective affiliates or subsidiaries are parties to this Offer.

The Purchaser's passive investors have made binding commitments to the Purchaser to contribute the funds necessary to fund the acquisition of all Units subject to the Offer and all anticipated costs and expenses related thereto. As a result, the Purchaser has available sufficient amounts of liquid capital necessary to fund the acquisition of all Units subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchaser. The Purchaser is not a public company and has not prepared audited financial statements. The Purchaser, the Purchaser's members and the other Co-Bidders have an aggregate net worth in excess of $25 million, including net liquid assets of more than $15 million. Madison has a nominal net worth; the Purchaser and MIP26 are each newly-formed entities with nominal net worth; Harmony has a net worth in excess of $25 million; and Mr. Gordon has a net worth in excess of $5 million.

As of the date of this Offer, the Purchaser does not beneficially own any Units. As of October 20, 2003, affiliates of the Purchaser beneficially owned an aggregate of 12,123 Units, or approximately 6.45% of the aggregate number of outstanding Units. In consideration of the limited and inefficient nature of the market for the Units, the Purchaser does not believe that the prices paid for previously acquired Units should be relied upon as a complete and accurate representation as to the current fair market value of the Units.

Funds affiliated with the Purchaser entered into the following contractual arrangements to purchase Units during the sixty-day period immediately preceding October 20, 2003. (As noted above, prior to and subsequent to October 20, 2003, the Purchaser's affiliates negotiated purchases of additional Units. As of the date hereof, the Purchaser has not determined the aggregate number of additional Units purchased pursuant to such negotiations. The Purchaser intends to file an amendment to its Tender Offer Statement on Schedule TO to reflect these additional purchases as promptly as practicable after it determines such aggregate number.) All of the following contractual arrangements were entered into through direct negotiations with individual sellers, except for three transactions with respect to 40 Units that were entered into through a third-party matching service. See Schedule II hereto for additional information about these purchases.


                                  Date(s) of     Aggregate Number of                         Aggregate
         Fund Name               Contractual     Units Contracted to   Average Price  Contractual Arrangements
                                Arrangement(s)   be Purchased by Fund    per Unit       Entered into by Fund
---------------------------- ------------------- -------------------- --------------- --------------------------
Madison/WP Value Fund VII,     August 25, 2003            965             $574.97                 80
LLC                                through
                             September 25,  2003
---------------------------- ------------------- -------------------- --------------- --------------------------
Madison/WP Value Fund        September 15, 2003          1,163            $574.25                 95
VIII, LLC                          through
                              October 20, 2003
---------------------------- ------------------- -------------------- --------------- --------------------------

Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I hereto nor any affiliate of the Purchaser, beneficially owns or has a right to acquire any Units, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I hereto nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Units within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I hereto nor any affiliate of the Purchaser have any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I hereto or any affiliate of the Purchaser, on the one hand, and the Partnership or its affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I hereto or any affiliate of the Purchaser, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

SECTION 12      SOURCE OF FUNDS.

The Purchaser expects that approximately $10,809,425 would be required to purchase 18,799 Units, if tendered, and an additional amount of approximately $988,157 may be required to pay related fees and expenses. The Purchaser anticipates funding all of the purchase price and related expenses through its members' existing liquid capital reserves, which are committed to that purpose. Accordingly, there are no financing arrangements involving third parties that are necessary for completion of the Offer.

SECTION 13      CONDITIONS OF THE OFFER.

Notwithstanding any other terms of the Offer and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules or regulations of the Commission, to pay for any Units tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Units tendered, and may amend or terminate the Offer if (A) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained on or before the Expiration Date, or (B) at any time on or after the date of the Offer and before the Expiration Date, (i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units tendered pursuant to the Offer, the Purchaser shall have the right to receive all allocations and distributions attributable to such Units, or (ii) a legal or governmental action would prohibit the purchase of Units tendered in the Offer, including any circumstance described in clauses (a), (b), (c) or (i) below.

Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, the Purchaser determines, in its reasonable judgment, that any of the following conditions exist:

(a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which, in the view of the Purchaser, (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes, confirms or seeks to impose or confirm limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unitholders, (iii) requires divestiture by the Purchaser of any Units, (iv) might cause any material diminution of the benefits expected to be derived by the Purchaser or any of its affiliates as a result of the transactions contemplated by the Offer, (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, capitalization, partners' equity, licenses, franchises, tax status, operations, results of operations or prospects of the Purchaser or the Partnership, (vi) challenges the acquisition by the Purchaser of the Units or seeks to obtain any material damages as a result thereof or (vii) challenges or adversely affects the Offer;

(b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph
(a) above;

(c) there shall have been threatened, instituted or pending any action, proceeding, application, audit, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

(d) any change or development shall have occurred or been threatened (or any condition, event or development involving a prospective change) since October 30, 2003, in the business, properties, assets, liabilities, financial condition, capitalization, partners' equity, licenses, franchises, tax status, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchaser, is or may be adverse to the Partnership, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or may have an adverse effect on the value of the Units;

(e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental authority, or other event which might have a material adverse effect, on the extension of credit by banks or lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States that, in each case, materially adversely affects the media industry, or (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof;

(f) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than 50% of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act) or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Section 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units;

(g) (i) any of the following shall occur, or the General Partner or the Partnership shall propose to effectuate any of the following: (a) a material change in the capital structure of the Partnership, (b) a material change in the obligations or rights of Unitholders with respect to the Partnership, (c) a material change in the indebtedness of, or the indebtedness secured by assets of, the Partnership, or (d) a material change in the ownership or management of the Partnership; (ii) any change or development in the Venture Litigation that would materially adversely affect the Partnership or the value of the Units; or (iii) any change or development in the bankruptcy proceedings involving Adelphia, Century or the Venture that would materially adversely affect the Partnership or the value of the Units.

(h) the Partnership or any of its subsidiaries shall have authorized, recommended, proposed or announced an agreement or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any comparable event, not in the ordinary course of business consistent with past practices;

(i) the failure to occur of any approval or authorization by any federal or state authorities necessary for the consummation of the purchase of all or any part of the Units to be acquired hereby, which in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment;

(j) the Purchaser shall become aware that any material right of the Partnership or any of its subsidiaries under any governmental license, permit or authorization relating to any environmental law or regulation is reasonably likely to be impaired or otherwise adversely affected as a result of, or in connection with, the Offer;

(k) the Partnership or its General Partner shall have amended, or proposed or authorized any amendment to, the Limited Partnership Agreement or the Purchaser shall have become aware that the Partnership or its General Partner have proposed any such amendment; or

(l) the acceptance by the Purchaser of the Units tendered and not withdrawn pursuant to the Offer or the transfer of such Units to the Purchaser would cause a termination of the Partnership or would cause the Partnership to be taxed as a "publicly traded partnership" under the Code.

Notwithstanding anything to the contrary in this Offer to Purchase, the foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion on or after the Offer Date and before the Expiration Date (other than the condition in clause (A) of the first paragraph of this Section 13, which may be asserted or waived at any time or from time to time on or after the Offer Date). The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which will be deemed to be ongoing and may be asserted at any time and from time to time on or after the Offer Date and before the Expiration Date (other than the condition in clause (A) of the first paragraph of this Section 13, which may be asserted or waived at any time or from time to time on or after the Offer Date). Any termination by the Purchaser concerning the events described above will be final and binding upon all parties.

SECTION 14      CERTAIN LEGAL MATTERS.

General. Except as set forth in this Section 14, based on its review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchaser is not aware of (i) any filings, approvals or other actions by any domestic or foreign governmental or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer other than the filing of a Tender Offer Statement on Schedule TO (which has been filed) and any required amendments thereto and the filing of an amendment or amendments to a Schedule 13G or (ii) any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Units as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business or assets might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not believe that the HSR Act is applicable to the acquisition of Units pursuant to the Offer.

ERISA. By executing and returning the Agreement of Assignment and Transfer, a Unitholder will be representing that either (a) the Unitholder is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such plan, or (b) the tender and acceptance of Units pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations or other entities which are incorporated or organized in such states or which have substantial assets, security holders, principal executive officers or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this Offer to Purchase nor any action taken in connection therewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obliged to accept for purchase or pay for any Units tendered.

SECTION 15      FEES AND EXPENSES.

Except as otherwise set forth herein, the Purchaser will pay all costs and expenses of printing, publishing and mailing the Offer and its legal fees and expenses. The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer.

SECTION 16      MISCELLANEOUS.

THE OFFER IS BEING MADE TO ALL UNITHOLDERS, BENEFICIAL OWNERS AND ASSIGNEES, ALL TO THE EXTENT KNOWN BY THE PURCHASER. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Agreement of Assignment and Transfer and, if given or made, such information or representation must not be relied upon as having been authorized.

Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning the Partnership in Section 11 - "Certain Information Concerning the Purchaser."

October 30, 2003

MLMP ACQUISITION PARTNERS, LLC

                                 SCHEDULE I

                      THE PURCHASER AND ITS PRINCIPAL

EXECUTIVE OFFICERS AND DIRECTORS OF THE PURCHASER

The Purchaser is a Delaware limited liability company owned by affiliates of Madison and Bryan E. Gordon. Set forth below is the present principal occupation, and employment history for at least the past five years of Madison's principal, Bryan E. Gordon. Mr. Gordon is a citizen of the United States of America.

BRYAN E. GORDON, MANAGING DIRECTOR AND CHAIRMAN OF MADISON

Prior to forming Madison, Mr. Gordon's 19-year background in investment banking and management consulting emphasized the areas of real estate and corporate finance. He specialized in equity and debt financings, mergers and acquisitions, roll-up and formation transactions, and restructurings of limited partnerships, REITs, corporations and joint ventures. Mr. Gordon's experience includes seven years in the Real Estate and Partnership Finance Groups at Smith Barney, Inc.; two years in the Investment Banking Division of Bear, Stearns & Co., Inc.; and one year in the Real Estate and Partnership Finance Group at E. F. Hutton & Company, Inc. Mr. Gordon earned an MBA degree from Columbia University's Graduate School of Business and a BSE degree, cum laude, from the Wharton School of the University of Pennsylvania.

                                SCHEDULE II

 CONTRACTUAL ARRANGEMENTS ENTERED INTO DURING 60-DAY PERIOD IMMEDIATELY
                        PRECEDING OCTOBER 20, 2003

Set forth below is a list of contractual arrangements that affiliates of the Purchaser have entered into to purchase Units during the 60-day period immediately preceding October 20, 2003. As noted above, prior to and subsequent to such date, the Purchaser's affiliates negotiated purchases of additional Units. As of the date hereof, the Purchaser has not determined the aggregate number of additional Units purchased pursuant to such negotiations. The Purchaser intends to file an amendment to its Tender Offer Statement on Schedule TO to reflect these additional purchases as promptly as practicable after it determines such aggregate number. To the best of our knowledge, none of the sellers of the Units set forth below is an affiliate of the Partnership.


 DATE OF CONTRACTUAL    NUMBER OF CONTRACTUAL       NUMBER OF UNITS         AVERAGE PRICE OF UNITS    SELLER(S) (OR INTERMEDIARY,
    ARRANGEMENTS        ARRANGEMENTS ENTERED       CONTRACTED TO BE           CONTRACTED TO BE              AS APPLICABLE)
                          INTO ON SUCH DATE     PURCHASED ON SUCH DATE     PURCHASED ON SUCH DATE
----------------------------------------------------------------------------------------------------------------------------------
    August 25, 2003                1                       10                       $575.00                    Individual
    August 27, 2003                1                        5                       $575.00                    Individual
    August 28, 2003                5                       60                       $575.00                    Individual
    August 29, 2003                1                        5                       $575.00                    Individual
    August 29, 2003                1                       15                       $575.00            3rd-Party Matching Service
   September 2, 2003               9                       90                       $575.00                    Individual
   September 3, 2003               2                       20                       $575.00                    Individual
   September 4, 2003               2                       10                       $575.00                    Individual
   September 5, 2003               3                       60                       $575.00                    Individual
   September 8, 2003               7                       53                       $575.00                    Individual
   September 9, 2003               2                       10                       $575.00                    Individual
  September 10, 2003               6                       50                       $575.00                    Individual
  September 11, 2003               4                       55                       $575.00                    Individual
  September 12, 2003               1                       10                       $575.00                    Individual
  September 15, 2003               3                       35                       $575.00                    Individual
  September 16, 2003               3                       20                       $575.00                    Individual
  September 17, 2003               2                       30                       $575.00                    Individual
  September 18, 2003               2                       22                       $575.00                    Individual
  September 19, 2003               4                       75                       $575.00                    Individual
  September 22, 2003              10                       155                      $575.00                    Individual
  September 23, 2003               4                       120                      $575.00                    Individual
  September 24, 2003               1                       15                       $580.00            3rd-Party Matching Service
  September 24, 2003               4                       40                       $575.00                    Individual
  September 25, 2003               6                       185                      $574.46                    Individual
  September 26, 2003               6                       115                      $575.00                    Individual
  September 29, 2003               6                       101                      $574.50                    Individual
  September 30, 2003               9                       87                       $575.00                    Individual
    October 1, 2003                1                       10                       $580.00            3rd-Party Matching Service
    October 1, 2003                1                        5                       $575.00                    Individual
    October 2, 2003                7                       95                       $575.53                    Individual
    October 3, 2003                7                       55                       $567.73                    Individual
    October 6, 2003                4                       35                       $567.86                    Individual
    October 7, 2003                2                       22                       $575.00                    Individual
    October 8, 2003                1                       10                       $575.00                    Individual
    October 9, 2003                1                       15                       $575.00                    Individual
   October 10, 2003                7                       55                       $575.00                    Individual
   October 13, 2003                3                       40                       $575.00                    Individual
   October 14, 2003                9                       62                       $570.97                    Individual
   October 16, 2003                6                       49                       $575.00                    Individual
   October 17, 2003                8                       128                      $574.84                    Individual
   October 20, 2003               13                       94                       $575.00                    Individual


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